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                                                                 EXHIBIT 99-b-1

                                APPROVAL OF THE
                       MEMORANDUM OF PROPOSED AMENDMENTS
                                     TO THE
                       ROCKWELL INTERNATIONAL CORPORATION
                                  SAVINGS PLAN
                    FOR CERTAIN REPRESENTED HOURLY EMPLOYEES

I, Robert H. Murphy, Senior Vice President, Organization & Human Resources, Rockwell International Corporation, pursuant to authority of the Board of Directors of Rockwell International Corporation by resolution dated November 1, 1989, for and on behalf of said Corporation, do hereby approve the adoption by Rockwell International Corporation, effective as of February 1, 1994, the Memorandum of Proposed Amendments to the Rockwell International Corporation Savings Plan for Certain Represented Hourly Employees ("the Plan") in the form attached hereto which provides for increased availability of Plan assets, through Plan withdrawals, hardship distributions and loans, in situations in which a national disaster or emergency has been declared under applicable federal law by the President of the United States, which disaster has placed one or more Plan Participants in particular need of access to such Plan assets by means of such withdrawal, hardship distribution or loan if such withdrawal, hardship distribution or loan is requested for a reason associated with financial need of the Participant resulting from the effects of the said condition.

Dated this 25th day of February, 1994.



                                      /s/ Robert H. Murphy
                                      ---------------------------------------
                                      Robert H. Murphy, Senior Vice President
                                      Organization & Human Resources


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                      MEMORANDUM OF PROPOSED AMENDMENTS
                                    TO THE
                      ROCKWELL INTERNATIONAL CORPORATION
                                 SAVINGS PLAN
                   FOR CERTAIN REPRESENTED HOURLY EMPLOYEES

                        ------------------------------

Amend the Rockwell International Corporation Savings Plan for Certain Represented Hourly Employees (the "Plan"), effective February 1, 1994, in order to provide for increased availability of Plan assets, through Plan withdrawals, hardship distributions and loans, in situations in which a national disaster or emergency has been declared under applicable federal law by the President of the United States, which disaster has placed one or more Plan Participants in particular need of access to such Plan assets by means of such withdrawal, hardship distribution or loan if such withdrawal, hardship distribution or loan is requested for a reason associated with financial need of the Participant resulting from the effects of the said condition.

1. Amend subparagraph (C) of subsection (d)(i) of Section 5.010 of the Plan in its entirety to read as follows:

         "(C) any other reason permitted under section 401(k)(2)(B)(i)(IV) of the Code and approved by the Administrative Committee."


2. Amend subsection (f) of Section 5.010 of the Plan in its entirety to read as follows:

         "(f) Withdrawals shall be in a minimum amount of $100 with respect to the Equity Fund, the Money Market Fund, the Rockwell Stock Fund or Guaranteed Investment Fund. A Participant may not make a request for withdrawal within twenty-six (26) weeks of any prior request for withdrawal; provided, however, that this limitation upon the ability of a Participant to make a withdrawal (including hardship withdrawals pursuant to the provision of subsection (d) of this Section) within twenty-six (26) weeks of any prior request for a withdrawal shall be waived by the Plan Administrator for the six-month period immediately following any due declaration by the President of the United States under applicable federal law that a particular occurrence or situation constitutes a national disaster condition, if such withdrawal is requested for a reason associated with financial need of the Participant resulting from the effects of the said condition. Payment of withdrawal requests shall be made to the Participant as soon as practicable."

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3. Amend Section 5.020 of the Plan in its entirety to read as follows:

        "5.020 Loans. As soon as practicable after January 1, 1990, the Plan Administrator shall establish written procedures pursuant to which any Employee or other "party in interest" (as defined in ERISA Section 3(14)) may apply for and receive from the Plan loans in accordance with such terms and conditions as the Plan Administrator may prescribe in writing consistent with the provisions of the Plan and applicable provisions of the Code and ERISA. Such procedures, terms and conditions shall require, in addition to such other written procedures, terms and conditions as may be established by the Plan Administrator not inconsistent herewith, that

            (a) the amount which any Employee or other party in interest shall be permitted to borrow from the Plan shall be based on the aggregate of the value of his Account determined in accordance with Section 3.030;

            (b) no Employee or other party in interest shall be permitted to obtain a loan from the Plan of less than One Thousand Dollars ($1,000) or in an amount exceeding the least of (i), (ii), or
                (iii):

                (i) an amount which, when combined with all outstanding loans to such Employee or other party in interest from all other plans of all Affiliated Companies, equals Fifty Thousand Dollars ($50,000), reduced by the excess, if any, of the highest outstanding and unpaid balances of all prior loans to such Employee or other party in interest from the Plan and such other plans during the twelve (12) month period immediately preceding the date on which such loan is made, over the outstanding balance of any loan to the Employee or other party in interest from the Plan or such other plans on the date on which the loan is made;

                (ii) one-half (1/2) the aggregate of the balances of his Account; or

                (iii) such amount, not exceeding the amounts described in (i)
                      and (ii) above, as the Plan Administrator shall determine.

                In addition to the above and to such other procedures, terms and conditions as may be established by the Plan Committee, no such Employee or other party in interest shall be permitted to have more than a single loan from the Plan and all other "qualified employer plans" (as such term is defined in section 72(p)(4) of the Code) of the Company outstanding at any one time.

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                At such time as the Plan Administrator shall have
                established such written procedures, terms and conditions the Plan Administrator shall cause (1) an announcement thereof to be disseminated to all eligible Employees and other parties in interest, and (2) a copy of such written procedures, terms and conditions to be attached to and made a part of this Plan as Appendix C. Until the Plan Administrator shall have established such procedures, terms and conditions no Employee or other party in interest shall have any right to obtain a loan from the Plan. Once available to eligible Employees, however, all such loans shall be made available to all eligible Employees and other parties in interest on a reasonably equivalent and non-discriminatory basis."

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